Exhibit 99.2

SALISBURY BANCORP, INC.

UST SEQUENCE NUMBER 366

EESA SECTION 111(B)(4) CERTIFICATION

I, B. Ian McMahon, certify, based on my knowledge, that:

(i)	The Compensation Committee of Salisbury Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Salisbury Bancorp, Inc.;

(ii)	The Compensation Committee of Salisbury Bancorp, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Salisbury Bancorp, Inc. and has identified any features of the employee compensation plans that pose risks to Salisbury Bancorp, Inc. and has limited those features to ensure that Salisbury Bancorp, Inc. is not unnecessarily exposed to risks;

(iii)	The Compensation Committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Salisbury Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv)	The Compensation Committee of Salisbury Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The Compensation Committee of Salisbury Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(D)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Salisbury Bancorp, Inc.;

(E)	Employee compensation plans that unnecessarily expose Salisbury Bancorp, Inc. to risks; and

(F)	Employee compensation plans that could encourage the manipulation of reported earnings of Salisbury Bancorp, Inc. to enhance the compensation of an employee;

(vi)	Salisbury Bancorp, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (the “bonus payments”), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Salisbury Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)	Salisbury Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)	Salisbury Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	No longer applies because Salisbury Bancorp, Inc. repurchased all of the Series A Fixed Rate Cumulative Perpetual Preferred Stock issued to the Treasury pursuant to the EESA on August 25, 2011;Salisbury Bancorp, Inc. will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xi)	Salisbury Bancorp, Inc. will disclose whether Salisbury Bancorp, Inc., the Board of Directors of Salisbury Bancorp, Inc., or the Compensation Committee of Salisbury Bancorp, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xii)	Salisbury Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiii)	Salisbury Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Salisbury Bancorp, Inc. and Treasury, including any amendments;

(xiv)	No longer applies because Salisbury Bancorp, Inc. repurchased all of the Series A Fixed Rate Cumulative Perpetual Preferred Stock issued to the Treasury pursuant to the EESA on August 25, 2011;

(xv)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

March 9, 2012	By	/s/ B. Ian McMahon
B. Ian McMahon
Chief Financial Officer